DISTRIBUTION AND SHAREHOLDER SERVICES AGREEMENT
Service Shares of Janus Aspen Series
(for Insurance Companies)

This Agreement is made as of December 31, 1999, by and between Janus Distributors, Inc. (the “Distributor”), a Colorado corporation, and Nationwide Financial Services, Inc. (“NFS”), a Delaware corporation.

Recitals

A.           Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company (collectively, “Nationwide”), subsidiaries of NFS, have entered into a participation agreement with Janus Aspen Series (the “Trust”), an open-end investment company registered under the Investment Company Act of 1940 (the “1940 Act”) with respect to the purchase of a class of shares designated “Service Shares” of one or more services of the Trust (each a “Portfolio”) by certain separate accounts of Nationwide (“Accounts”).

B.           The Distributor serves as the distributor to Service Shares.

C.           NFS desires to provide certain distribution and shareholder services to owners (“Contract Owners”) of variable life insurance policies or variable annuity contracts (“Contracts”) in connection with their allocation of contract values in the Service Shares of the Portfolio and Distributor desires NFS, or an affiliate or subsidiary thereof, to provide such services, subject to the conditions of this Agreement.

D.           Pursuant to Rule 12b-1 under the 1940 Act, the Service Shares of each Portfolio have adopted a Distribution and Shareholder Servicing Plan (the “12b-1 Plan”) which, among other things, authorizes the Distributor to enter into this Agreement with organizations such as NFS and to compensate such organizations out of each Portfolio’s average daily net assets attributable to the Service Shares.

Agreement

1.           Service of NFS

(a)           NFS or an affiliate or subsidiary thereof shall provide any combination of the following support services, as agreed upon by the parties from time to time, to Contract Owners who allocate contract values to the Service Shares of the Portfolios: delivering prospectuses, statements of additional information, shareholder reports, proxy statements and marketing materials to prospective and existing Contract Owners; providing educational materials regarding the Service Shares; providing facilities to answer questions from prospective and existing Contract Owners about the Portfolios; receiving and answering correspondence; complying with federal and state securities laws pertaining to the sale of Service Shares; assisting Contract Owners in completing application forms and selecting account options; and providing Contract Owner record-keeping and similar administrative services.

(b)           NFS will provide such office space and equipment, telephone facilities, and personnel as may be reasonably necessary or beneficial in order to provide such services to Contract Owners.

(c)           NFS, or an affiliate or subsidiary thereof, will furnish to the Distributor, the Trust or their designees such information as the Distributor may reasonably request, and will otherwise cooperate with the Distributor in the preparation of reports to the Trust’s Board of Trustees concerning this Agreement, as well as any other reports or filings that may be required by law.

2.           Indemnification.  NFS shall indemnify Distributor, the Trust, and their affiliates, directors, trustees, employees and shareholders for any loss (including without limitation, litigation costs, and expenses and attorneys’ and experts’ fees) directly resulting from NFS’ negligent or willful act, omission or error, or NFS’ breach of this Agreement.  Such indemnification shall survive termination of the Agreement.

3.           Maintenance of Records.  NFS, or an affiliate or subsidiary thereof, shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services herein.  Upon reasonable request of Distributor or the Trust, NFS shall provide the Distributor, the Trust or the representative of either, copies of all such records.

4.           Fees.  In consideration of NFS’ performance of the services described in this Agreement, Distributor shall pay to NFS a monthly fee (“Distribution Fee”) calculated as follows: the average aggregate amount invested in each month in the Service Shares of each Portfolio by the Accounts is multiplied by a pro-rata fee factor.  The pro-rata fee factor is calculated by: (a) dividing the per annum factor set forth on Exhibit A for the Service Shares of each Portfolio by the number of days in the applicable year, and (b) multiplying the result by the actual number of days in the applicable month.  The average aggregate amount invested over a one-month period shall be computed by totaling the aggregate investment by the Accounts (share net asset value multiplied by total number of shares held) on each calendar days during such month.

Distributor will calculate the fee at the end of each month and will make such reimbursement to the NFS.  The reimbursement check will be accompanied by a statement showing the calculation of the monthly amounts payable by Distributor and such other supporting data as may be requested by the NFS.

5.           Representations, Warranties and Agreements.  NFS represents, warrants, and covenants that:

(a)           It and its employees and agents meet the requirements of applicable law, including but not limited to federal and state securities law and state insurance law, for the performance of services contemplated herein;

(b)           It will not purchase Service Shares with Account assets derived from tax-qualified retirement plan except indirectly, through Contracts purchased in connection with such plans and the Service Fee does not include any payments to NFS that is prohibited under the Employee Retirement Income Securities Act of 1974 (“ERISA”) with respect to any assets of a Contract Owner invested in a Contract using the Portfolios as investment vehicles;

(c)           If required by applicable law, NFS will disclose to each Contract Owner the existence of the Distribution Fee received by NFS pursuant to this Agreement in a form consistent with the requirements of applicable law.

6.           Termination.

(a)           Unless sooner terminated with respect to any Portfolio, this Agreement will continue with respect to a Portfolio if only the continuance of a form of this Agreement is specifically approved at least annually by the vote of a majority of the members of the Board of Trustees of the Trust who are not “interested persons” (as such term is defined in the 1940 Act) and who have no direct or indirect financial interest in the 12b-1 Plan relating to such Portfolio or any agreement relating to such 12b-1 Plan, including this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

(b)           This Agreement will automatically terminate with respect to a Portfolio in the event of its assignment (as such term is defined in the 1940 Act) with respect to such Portfolio.  This Agreement may be terminated with respect to any Portfolio by the Distributor or by NFS, without penalty, upon 60 days’ prior written notice to the other party.  This Agreement may also be terminated with respect to any Portfolio at any time without penalty by the vote of a majority of the members of the Board of Trustees of the Trust who are not “interested persons” (as such term is defined in the 1940 Act) and who have no direct or indirect financial interest in the 12b-1 Plan relating to such Portfolio or any agreement relating to such Plan, including this Agreement, or by a vote of a majority of the Service Shares of such Portfolio on 60 days’ written notice.

(c)           In addition, either party may terminate this Agreement immediately if at any time it is determined by any federal or state regulatory authority that compensation to be paid under this Agreement is in violation of or inconsistent with any federal or state law.

7.           Miscellaneous.

(a)           No modification of any provision of this Agreement will be binding unless in writing or executed by the parties.  No waiver of any provision of this Agreement will be binding unless in writing and executed by the party granting such waiver.

(b)           This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties, or obligations of the parties may be assigned by either party without the written consent of the other party or as expressly contemplated by this Agreement.

(c)           This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado, exclusive of conflicts of laws.

(d)           This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

JANUS DISTRIBUTORS, INC.	NATIONWIDE FINANCIAL SERVICES, INC.

By:	By:
Name: Kelley Abbott Howes	Name: Richard A. Karas
Title: Vice President	Title: Senior Vice President – Sales
Financial Services

Exhibit A to Distribution and Shareholder Services Agreement

Name of Portfolio	Fee Factor*

All Portfolios of Janus Aspen Series	____%
(Service Shares)

*Shall not exceed ____%

December 31, 1999

Mr. Richard Karas
Senior Vice President, Sales, Financial Services
Nationwide Financial Services, Inc.
One Nationwide Plaza
Columbus, OH  43216

Dear Mr. Karas:

This letter sets forth the agreement between Nationwide Financial Services, Inc. (the “Company”), and Janus Capital Corporation (the “Advisor”), concerning certain administrative services.

1.
Administrative Services and Expenses.  Administrative services for the separate accounts of an insurance company affiliated with the Company (the “Accounts”) which invest in Service Shares (a separate class of shares) of one or more portfolios (collectively, the “Portfolios”) of Janus Aspen Series (the “Trust”) pursuant to the Participation Agreement between such insurance company and the Trust dated December 31, 1999 (the “Participation Agreement”), and for purchases of variable annuity or life insurance contracts (the “Contracts”) issued through the Accounts are the responsibility of the Company.  Administrative services for the Portfolios, in which the Accounts invest, and for purchasers of shares of the Portfolios, are the responsibility of the Trust.  The administrative services the Company intends to provide to the Trust, its Portfolios and the Service Shares are set forth in Schedule A attached to this letter agreement, which may be amended from time to time.

2.
Service Fee.  In consideration of the anticipated administrative expense savings resulting to the Trust from the Company’s services, the Advisor agrees to pay the Company a fee (“Service Fee”), computed daily and paid monthly in arrears, at an annual rate equal to ten (__) basis points (____%) of the average monthly value of the Service Shares of the Portfolios held in the Accounts.

For purposes of this Paragraph 2, the average monthly value of the Service Shares of the Portfolios will be based on the sum of the daily net asset values of the Service Shares of the Portfolios (as calculated by the Portfolios) on each calendar day in a month divided by the number of calendar days in the month.

3.	Representations and Warranties.

a.
The Company represents and warrants that: (1) it and its employees and agents meet the requirements of applicable law, including but not limited to federal and state securities law and state insurance law, for the performance of services contemplated herein; and (2) it will not purchase Trust shares of the Portfolios with Account assets derived from tax-qualified retirement plans except indirectly, through the Contracts issued through the Accounts, and that the Service Fee does not include any payment to the Company that is prohibited under the Employee Retirement Income Securities Act of 1974 (“ERISA”) with respect to any assets of a Contract owner invested in a Contract using the Portfolios as investment vehicles.

b.
The Company represents, warrants and agrees that: (1) the payment of the Service Fee by the Advisor is designed to reimburse the Company for providing administrative services to the Trust that the Trust would customarily pay and does not represent reimbursement to the Company for providing administrative services to the Contract or Account as described in Section 26 of the Investment Company Act of 1940 (the “1940 Act”) and the rules and regulations thereunder; (2) no portion of the Service Fee will be rebated by the Company to any Contract owner; and (3) if required by applicable law, the Company will disclose to each Contract owner the existence of the Service Fee received by the Company pursuant to this letter agreement in a form consistent with the requirements of applicable law and will disclose the amount of the Service Fee, if any, that is paid by the Trust.

4.	Indemnification.

a.
The Company agrees to indemnify and hold harmless the Advisor and its directors, officers, and employees from any and all loss, liability and expense resulting from any gross negligence or willful wrongful act of the Company in performing its services under this letter agreement, from the inaccuracy or breach of any representation made in this letter agreement, or from a breach of a material provision of this letter agreement, except to the extent such loss, liability or expense is the result of the Advisor’s willful misfeasance, bad faith or gross negligence in the performance of its duties.

b.
The Advisor agrees to indemnify and hold harmless the Company and its directors, officers, agents and employees from any and all loss, liability and expense resulting from any gross negligence or willful wrongful act of the Advisor in performing its services under this letter agreement, from the inaccuracy or breach of any representation made in this letter agreement, or from a breach of a material provision of this letter agreement, except to the extent such loss, liability or expense is the result of the Company’s willful misfeasance, bad faith or gross negligence in the performance of its duties.

5.	Termination.

a.	Either party may terminate this letter agreement, without penalty, on sixty (60) days’ written notice to the other party.

b.	This letter agreement will terminate at the option of either party in the event of the termination of the Participation Agreement.

c.	This letter agreement will terminate immediately upon the determination of either party, with the advice of counsel, that the payment of the Service Fee is in conflict with applicable law.

6.	Amendment. This letter agreement may be amended only upon mutual agreement of the parties hereto in writing.

7.
Confidentiality.  The terms of this letter agreement will be treated as confidential and will not be disclosed to the public or any outside party except with each party’s prior written consent, as required by law or judicial process or as provided in paragraph 4b herein.

8.
Assignment.  This letter agreement may not be assigned (as that term is defined in the 1940 Act) by either party without the prior written approval of the other party, which approval will not be unreasonably withheld, except that the Advisor may assist its obligations under this letter agreement, including the payment of all or any portion of the Service Fee, to the Trust upon thirty (30) days’ written notice to the Company.

9.	Governing Law. This letter agreement will be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Ohio.

10.	Counterparts. This letter agreement may be executed in counterparts, each of which will be deemed an original but all of which will together constitute one and the same instrument.

If this letter agreement is consistent with your understanding of the matters we discussed concerning administrative expense payments, kindly sign below and return a signed copy to us.

Very truly yours,

JANUS CAPITAL CORPORATION

By:

Name:   [David W. Agostine]

Title:  [Vice President]

NATIONWIDE FINANCIAL SERVICES, INC.

By:

Name:  [Richard A Karas]

Title:  Senior Vice President – Sales – Financial Services

Attachment: Schedule A

Schedule A

Pursuant to the letter agreement to which this Schedule is attached, the Company will perform administrative services including, but not limited to, the following:

1.  Distribute to Contract owners copies of the Portfolios’ prospectuses, proxy materials, period fund reports to shareholders and other materials that the Trust is required by law or otherwise to provide to its shareholders.

2.  Provide Contract owner services including, but not limited to, financial consultants’ advice with respect to inquiries related to the Portfolios (not including information about performance or related to sales) and communicating with Contract owners about Portfolio (and subaccount) performance.

3.   Provide other administrative support for the Trust as mutually agreed to by the Company and the Advisor and relieve the Trust of other usual or incidental administrative services provided to individual Contract owners.

December 31, 1999

Mr. Richard Karas
Senior Vice President, Sales, Financial Services
Nationwide Financial Services, Inc.
One Nationwide Plaza
Columbus, OH  43216

Dear Mr. Karas:

This letter sets forth certain supplemental understandings among Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company (collectively, “Nationwide”), and Janus Capital Corporation (“Janus Capital”), concerning arrangements governed by the Fund Participation Agreement between Nationwide and Janus Aspen Series (the “Trust”) dated December 31, 1999 (the “Participation Agreement”).  Under the Participation Agreement, the Trust agrees to make two of its classes of shares, designated Institutional Shares and Service Shares, available to serve as investment vehicles for certain variable life insurance policies and variable annuity contracts offered by Nationwide (the “Contracts”).

Section 2.3(a) of the Participation Agreement provides that Nationwide shall bear the costs of printing and distributing the Trust’s prospectus, statement of additional information, shareholder reports and other shareholder communications to owners of and applicants for Contracts.

Janus Capital hereby agrees to reimburse Nationwide for the costs of printing the Trust’s prospectus, statement of additional information, shareholder reports and shareholder communications to owners of and applicants for Contracts.  Notwithstanding the foregoing, Nationwide agrees to pay ___% of the printing costs for the Trust prospectus and statement of additional information associated with the shares of the Trust ordered by Nationwide on behalf of Contact owners between December 21, 1999 and April 30, 2000.

Either party may terminate this letter agreement, without penalty, on sixty (60) days’ written notice to the other party.  This letter agreement will terminate in the event of the termination of the Participation Agreement.

The terms of this letter agreement will be treated as confidential and will not be disclosed to the public or any outside party except with each party’s prior written consent, or as required by law or judicial process.
If this letter agreement is consistent with your understanding of the matters we discussed, kindly sign below and return a signed copy to us.

Very truly yours,

JANUS CAPITAL CORPORATION

By:

Name:  [David W. Agostine]

Title:   [Vice President]

NATIONWIDE LIFE INSURNACE COMPANY and NATIONWIDE
LIFE AND ANNUITY INSURANCE COMPANY

By:

Name:   [Richard A. Karas]

Title:  [President – NFS Distributors, Inc.]